Exhibit 99.1

MasterCard Enters into Agreement to Settle U.S. Merchant Litigations

Purchase, N.Y., – July 13, 2012 – MasterCard Incorporated (NYSE: MA) has agreed to a Memorandum of Understanding (MOU) to settle the current U.S. merchant class litigation. The MOU has been executed by all of the defendants – which include MasterCard, Visa and a number of banks – and the court-appointed class counsel for the merchants. Separately, MasterCard has reached an agreement in principle to settle all claims brought by the individual merchant plaintiffs.

After execution of both settlement agreements and upon final approval of the class settlement by the court, MasterCard will have resolved all pending U.S. merchant litigations concerning the company’s interchange structure and merchant acceptance rules.

“Our decision to settle is based on our belief that MasterCard and our stakeholders are best served by an amicable resolution,” said Noah Hanft, MasterCard’s General Counsel and Chief Franchise Integrity Officer. “Although we have strong defenses to all claims, a settlement avoids years of litigation and uncertainties that are inherent in such cases. We believe that today’s settlements should resolve all issues with the merchant community.”

MasterCard’s share of the cash portion of the settlements will total $790 million on a pre-tax basis. As a result, the company will incur an additional $20 million pre-tax charge in its second quarter 2012 financial statements. MasterCard had previously recorded a $770 million charge in its fourth quarter 2011 financial statements.

U.S. merchant class members will receive a 10 basis points reduction in credit interchange rates for eight months, which will be implemented by MasterCard withholding this amount from U.S. issuers. In addition, the settlement agreement requires that MasterCard negotiate in good faith with any lawful merchant buying group in an effort to reach a commercially reasonable agreement.

MasterCard will also be required to make modifications to its No Surcharge Rule to allow U.S. merchants the ability to impose checkout fees on credit cards, subject to certain conditions that are intended to protect cardholders. Merchants have agreed to provide consumers with disclosures and limit the level and circumstances in which they may impose checkout fees on a cardholder which are designed to avoid unfair, unexpected or exorbitant fees.

There are also provisions in the settlement that prevent MasterCard cardholders from being unfairly targeted with checkout fees relative to cardholders of competing credit card networks such as American Express, Discover and PayPal, should those networks enforce rules that restrict surcharging. State laws that may limit or prohibit surcharging are not impacted by this agreement.

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“We know that merchants care about their customers and anticipate that they will not impose checkout fees, particularly because the value merchants derive from card acceptance far exceeds their costs,” said Hanft. “However, throughout the litigation and as a condition for resolution, the merchant plaintiffs sought a change to the current rule and we focused our efforts in settlement negotiations to ensure consumer safeguards were included.”

The settlements will provide MasterCard and its customer financial institutions with a broad release of all claims that were alleged, or could have been alleged by the merchants concerning MasterCard’s interchange structure and merchant acceptance rules, as well as the future effect of MasterCard’s existing rules and practices. In agreeing to the settlement, MasterCard in no way admits to any improper conduct with respect to the plaintiffs’ allegations. All business and rule practice changes will occur after preliminary approval of the settlement, most likely in late 2012 or early 2013.

The merchant litigations and the impact to MasterCard are described in more detail in the company’s Annual Report on Form 10-K for the year-ended December 31, 2011.

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For Further Information

Media:

Jim Issokson, MasterCard Worldwide +914-249-6286 or james_issokson@mastercard.com

Investment Community:

Barbara Gasper, MasterCard Worldwide +1-914-249-4565 or investor_relations@mastercard.com

About MasterCard

MasterCard (NYSE: MA), www.mastercard.com, is a global payments and technology company. It operates the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Conversations Blog and subscribe for the latest news.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking

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statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to the Memorandum of Understanding and the settlement of the U.S. merchant litigations, which is subject to execution of settlement agreements for both the merchant class litigation (including the negotiation of certain appendices to the settlement agreement) and the individual merchant plaintiff claims, as well as final court approval of the class settlement and any necessary approvals for the parties. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2011, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2012, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.